SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant [  ]

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[   ] Soliciting Material Pursuant to Section 240.14a-12

WAYNE BANCORP, INC.

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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 8, 2004

My Fellow Shareholders:

By now you have received your copy of the proxy and ballot concerning the proposed merger with National City Corporation.  The Board of Directors of Wayne Bancorp, Inc. unanimously recommends that shareholders vote “FOR” the adoption of the Agreement and Plan of Merger because first and foremost the Board of Directors considered the value of your investment.

Wayne County National Bank and National City have both been fixtures in their communities for over 150 years.  Our two companies were founded only a few months apart.  We are the two oldest financial institutions in the State of Ohio.   National City was selected as our merger partner not only because their offer was the best, but also because they treat their communities and employees in a manner consistent, if not better than Wayne Bancorp has been able to do in the past or will be able to in the future.

We would like to call your attention to the section titled "Reasons for the Merger; Recommendation of the Board of Directors" of the proxy statement which begins on page 26.  If you have not already done so, we strongly encourage you to read this section, along with the rest of the proxy statement, so you can gain an understanding of the reasons that the Board of Directors unanimously decided to proceed with the merger with National City and why the Board of Directors believes this merger is in the best interest of our shareholders.

Although no single reason was given more weight than any other reason, we would like to highlight the following reasons which were considered by the Board of Directors:

(i)

the financial terms of the merger, as presented to the Board of Directors of Wayne Bancorp, are fair to the shareholders of Wayne Bancorp;

(ii)

the effect on shareholder value of Wayne Bancorp remaining an independent entity in light of management’s financial projections and when considered in the face of increased competition to community banks in general from large bank holding companies and other financial institutions;

(iii)

the long-term interests of Wayne Bancorp and its shareholders, as well as the interests of Wayne Bancorp employees, customers, creditors and the communities in which Wayne Bancorp operates;

 (iv)

Savings Bank & Trust, a banking subsidiary of Wayne Bancorp, has not paid its regular dividend to Wayne Bancorp and is not likely to be paying any dividends to Wayne Bancorp in the near future as a result of the Memorandum of Understanding; and

(v)

Wayne Bancorp’s dividend to its shareholders is dependent upon regulatory approval and there is no guarantee that any future dividends will be approved by the regulatory agencies as a result of the Memorandum of Understanding.

We would also like to take this opportunity to point out that prior to unanimously deciding to move forward with the merger with National City, the Board of Directors of  Wayne Bancorp received an opinion from its financial advisor, Stifel, Nicolaus & Company, Incorporated, which provides that the merger with National City is fair to our shareholders from a financial point of view.  We strongly encourage you to read the section of the proxy statement titled "Opinions of Financial Advisor" which begins on page 29 of the proxy statement.  In addition, please read the Opinion of Stifel, Nicolaus & Company, Incorporated which is attached to the proxy statement as Exhibit B.  In the analysis of its opinion, Stifel sets forth a wide variety of compelling factors which Stifel considered in rendering its opinion that the merger with National City is fair to the shareholders from a financial point of view.

I would like to encourage you to be sure and read the entire proxy statement and vote on this issue.  Your Board of Directors unanimously voted in favor of this transaction to provide you with an acceptable investment return.  It is the Board's opinion that this is the best possible alternative for the shareholders of Wayne Bancorp.

In the event that you have already submitted your proxy and wish to change your vote with regard to the merger, please refer to the "Questions and Answers" section of the proxy statement, as well as page 15 of the proxy statement, to learn how you can revoke your proxy and request a new proxy card.  In addition, please do not hesitate to call me directly at the number provided below if you should have any questions regarding your vote.

If you should have any further questions, please feel free to call me directly at 330-264-1222 extension 228.

Respectfully,

/s/ DAVID P. BOYLE

David P. Boyle, CPA

Chairman, President & CEO